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                                                                  EXHIBIT (p)(4)

                       ZEVENBERGEN CAPITAL INVESTMENTS LLC
               EMPLOYEE CODE OF ETHICS AND PERSONAL TRADING POLICY
                                  FEBRUARY 2004

Zevenbergen Capital (ZCI) has established an Employee Code of Ethics and Personal Trading Policy (Policy) to ensure that the fiduciary responsibility we have for our clients serves as our guiding principle in all our trading activities. Our policy has been developed to comply with the Investment Advisor's Act of 1940 (Rule 204A-1), the Investment Company Act of 1940 (Rule 17j-1), the Insider Trading and Securities Fraud Enforcement Act of 1988 and with consideration of guidelines established by the Investment Company Institute's 1994 Report on Personal Investing as well as the unique aspects of ZCI's business, clients and investments. This Policy help to clearly set out that: 1) we will at all times place the interest of our clients first, 2) to provide procedures for personal securities transactions, and 3) to deter the misuse of material, nonpublic information in securities transactions. Every Employee must read and follow this Policy or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions, please contact Zevenbergen Capital's Compliance Officer.

DEFINITIONS

Associated Person - an employee's spouse, household member(s), minor child(ren), domestic partner or other individuals where the employee manages the account or has beneficial interest in the account.

Beneficial Interest - the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in a security and/or account.

Employee (also, "you") - any employee of Zevenbergen Capital (except for those working on a part-time, temporary or independent contractor basis, unless the positions held are responsible for portfolio management, research or trading).

STATEMENT OF PRINCIPLES

Under no circumstance shall an Employee take advantage of their position of trust and responsibility. At all times the following principles shall govern Employee investments, every Employee shall:

     1)   adhere to the highest ethical standards

     2)   place client interests above personal interests

     3) ensure that all personal securities transactions will be conducted consistent with the policy and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility

     4) shall specify and prohibit certain types of personal securities transactions deemed to create a conflict of interest

     5) not use knowledge of open, executed or pending client portfolio transactions to profit by the market effect of such transactions

     6)   not take advantage of any investment opportunity belonging to clients

     7) conduct all personal securities transactions in a manner consistent with this Policy and with the Association of Investment Management and Research's (AIMR's) Code of Ethics and Standards of Professional Conduct

Technical compliance with this Policy will not automatically insulate Employees from scrutiny should any security transaction indicate an abuse of fiduciary duties.

ASSOCIATION OF MANAGEMENT AND RESEARCH (A.I.M.R.)
CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT

ZCI has adopted the AIMR Code of Ethics and Standards of Professional Conduct as a further commitment to the fiduciary responsibility we have to our clients and the ethical approach we will bring to our business, our industry and our profession.

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[AIMR LOGO]                                 CODE OF ETHICS AND
ASSOCIATION FOR INVESTMENT                  STANDARDS OF PROFESSIONAL CONDUCT
MANAGEMENT AND RESEARCH                     AMENDED AND RESTATED MAY 1999

  THE CODE OF ETHICS

  Members of the Association for Investment Management and Research shall:

     - Act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects, employers, employees, and fellow members.

     - Practice and encourage others to practice in a professional and ethical manner that will reflect credit on members and their profession.

     - Strive to maintain and improve their competence and the competence of others in the profession.

     -    Use reasonable care and exercise independent professional judgment.

  STANDARDS OF PROFESSIONAL CONDUCT

STANDARD I: FUNDAMENTAL RESPONSIBILITIES

Members shall:

A. Maintain knowledge of and comply with all applicable laws, rules, and regulations (including AIMR's Code of Ethics and Standards of Professional Conduct) of any government, governmental agency, regulatory organization, licensing agency, or professional association governing the members' professional activities.

B. Not knowingly participate or assist in any violation of such laws, rules, or regulations.

STANDARD II: RELATIONSHIPS WITH AND
RESPONSIBILITIES TO THE PROFESSION

A. USE OF PROFESSIONAL DESIGNATION.

1. AIMR members may reference their membership only in a dignified and judicious manner. The use of the reference may be accompanied by an accurate explanation of the requirements that have been met to obtain membership in these organizations.

2. Those who have earned the right to use the Chartered Financial Analyst designation may use the marks "Chartered Financial Analyst" or "CFA" and are encouraged to do so, but only in a proper, dignified, and judicious manner. The use of the designation may be accompanied by an accurate explanation of the requirements that have been met to obtain the right to use the designation.

3. Candidates in the CFA Program, as defined in the AIMR Bylaws, may reference their participation in the CFA Program, but the reference must clearly state that an individual is a candidate in the CFA Program and cannot imply that the candidate has achieved any type of partial designation.

B. PROFESSIONAL MISCONDUCT.

1. Members shall not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation or commit any act that reflects adversely on their honesty, trustworthiness, or professional competence.

2. Members and candidates shall not engage in any conduct or commit any act that compromises the integrity of the CFA designation or the integrity or validity of the examinations leading to the award of the right to use the CFA designation.

C. PROHIBITION AGAINST PLAGIARISM. Members shall not copy or use, in substantially the same form as the original, material prepared by another without acknowledging and identifying the name of the author, publisher, or source of such material. Members may use, without acknowledgment, factual information published by recognized financial and statistical reporting services or similar sources.

STANDARD III: RELATIONSHIPS WITH AND RESPONSIBILITIES TO THE EMPLOYER

A. OBLIGATION TO INFORM EMPLOYER OF CODE AND STANDARDS. Members shall:

   1. Inform their employer in writing, through their direct supervisor, that they are obligated to comply with the Code and Standards and are subject to disciplinary sanctions for violations thereof.

   2. Deliver a copy of the Code and Standards to their employer if the employer does not have a copy.

B. DUTY TO EMPLOYER. Members shall not undertake any independent practice that could result in compensation or other benefit in competition with their employer unless they obtain written consent from both their employer and the persons or entities for whom they undertake independent practice.

C. DISCLOSURE OF CONFLICTS TO EMPLOYER. Members shall:

   1. Disclose to their employer all matters, including beneficial ownership of securities or other investments, that reasonably could be expected to interfere with their duty to their employer or ability to make unbiased and objective recommendations.

   2. Comply with any prohibitions on activities imposed by their employer if a conflict of interest exists.

D. DISCLOSURE OF ADDITIONAL COMPENSATION ARRANGEMENTS.

Members shall disclose to their employer in writing all monetary compensation or other benefits that they receive for their services that are in addition to compensation or benefits conferred by a member's employer.

E. RESPONSIBILITIES OF SUPERVISORS. Members with supervisory responsibility, authority, or the ability to influence the conduct of others shall exercise reasonable supervision over those subject to their supervision or authority to prevent any violation of applicable statutes, regulations, or provisions of the Code and Standards. In so doing, members are entitled to rely on reasonable procedures designed to detect and prevent such violations.

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STANDARD IV. RELATIONSHIPS WITH AND
         RESPONSIBILITIES TO CLIENTS AND PROSPECTS

A. INVESTMENT PROCESS.

A.1 REASONABLE BASIS AND REPRESENTATIONS. Members shall:

   a. Exercise diligence and thoroughness in making investment recommendations or in taking investment actions.

   b. Have a reasonable and adequate basis, supported by appropriate research and investigation, for such recommendations or actions.

   c. Make reasonable and diligent efforts to avoid any material misrepresentation in any research report or investment recommendation.

   d. Maintain appropriate records to support the reasonableness of such recommendations or actions.

A.2 RESEARCH REPORTS. Members shall:

   a. Use reasonable judgment regarding the inclusion or exclusion of relevant factors in research reports.

   b. Distinguish between facts and opinions in research reports.

   c. Indicate the basic characteristics of the investment involved when preparing for public distribution a research report that is not directly related to a specific portfolio or client.

A.3 INDEPENDENCE AND OBJECTIVITY. Members shall use reasonable care and judgment to achieve and maintain independence and objectivity in making investment recommendations or taking investment action.

B. INTERACTIONS WITH CLIENTS AND PROSPECTS.

B.1 FIDUCIARY DUTIES. In relationships with clients, members shall use particular care in determining applicable fiduciary duty and shall comply with such duty as to those persons and interests to whom the duty is owed. Members must act for the benefit of their clients and place their clients' interests before their own.

B.2 PORTFOLIO INVESTMENT RECOMMENDATIONS AND ACTIONS. Members shall:

   a. Make a reasonable inquiry into a client's financial situation, investment experience, and investment objectives prior to making any investment recommendations and shall update this information as necessary, but no less frequently than annually, to allow the members to adjust their investment recommendations to reflect changed circumstances.

   b. Consider the appropriateness and suitability of investment recommendations or actions for each portfolio or client. In determining appropriateness and suitability, members shall consider applicable relevant factors, including the needs and circumstances of the portfolio or client, the basic characteristics of the investment involved, and the basic characteristics of the total portfolio. Members shall not make a recommendation unless they reasonably determine that the recommendation is suitable to the client's financial situation, investment experience, and investment objectives.

   c. Distinguish between facts and opinions in the presentation of investment recommendations.

   d. Disclose to clients and prospects the basic format and general principles of the investment processes by which securities are selected and portfolios are constructed and shall promptly disclose to clients and prospects any changes that might significantly affect those processes.

B.3 FAIR DEALING. Members shall deal fairly and objectively with all clients and prospects when disseminating investment recommendations, disseminating material changes in prior investment recommendations, and taking investment action.

B.4 PRIORITY OF TRANSACTIONS. Transactions for clients and employers shall have priority over transactions in securities or other investments of which a member is the beneficial owner so that such personal transactions do not operate adversely to their clients' or employer's interests. If members make a recommendation regarding the purchase or sale of a security or other investment, they shall give their clients and employer adequate opportunity to act on the recommendation before acting on their own behalf. For purposes of the Code and Standards, a member is a "beneficial owner" if the member has

   a. a direct or indirect pecuniary interest in the securities;

   b. the power to vote or direct the voting of the shares of the securities or investments;

   c. the power to dispose or direct the disposition of the security or investment.

B.5 PRESERVATION OF CONFIDENTIALITY. Members shall preserve the confidentiality of information communicated by clients, prospects, or employers concerning matters within the scope of the client - member, prospect - member, or employer
- member relationship unless the member receives information concerning illegal activities on the part of the client, prospect, or employer.

B.6 PROHIBITION AGAINST MISREPRESENTATION. Members shall not make any statements, orally or in writing, that misrepresent

   a. the services that they or their firms are capable of performing;

   b. their qualifications or the qualifications of their firm;

   c. the member's academic or professional credentials.

   Members shall not make or imply, orally or in writing, any assurances or guarantees regarding any investment except to communicate accurate information regarding the terms of the investment instrument and the issuer's obligations under the instrument.

B.7 DISCLOSURE OF CONFLICTS TO CLIENTS AND PROSPECTS. Members shall disclose to their clients and prospects all matters, including beneficial ownership of securities or other investments, that reasonably could be expected to impair the member's ability to make unbiased and objective recommendations.

B.8 DISCLOSURE OF REFERRAL FEES. Members shall disclose to clients and prospects any consideration or benefit received by the member or delivered to others for the recommendation of any services to the client or prospect.

STANDARD V. RELATIONSHIPS WITH AND RESPONSIBILITIES TO THE INVESTING PUBLIC

A. PROHIBITION AGAINST USE OF MATERIAL NONPUBLIC INFORMATION. Members who possess material nonpublic information related to the value of a security shall not trade or cause others to trade in that security if such trading would breach a duty or if the information was misappropriated or relates to a tender offer. If members receive material nonpublic information in confidence, they shall not breach that confidence by trading or causing others to trade in securities to which such information relates. Members shall make reasonable efforts to achieve public dissemination of material nonpublic information disclosed in breach of a duty.

B. PERFORMANCE PRESENTATION.

   1. Members shall not make any statements, orally or in writing, that misrepresent the investment performance that they or their firms have accomplished or can reasonably be expected to achieve.

   2. If members communicate individual or firm performance information directly or indirectly to clients or prospective clients, or in a manner intended to be received by clients or prospective clients, members shall make every reasonable effort to assure that such performance information is a fair, accurate, and complete presentation of such performance.

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CONFLICTS OF INTEREST

Associations with Other Companies

Employees shall disclose any potential conflicts of interest, including the existence of any substantial economic relationship (to include beneficial interest) with any other company, public or private.

No one shall serve as a director or officer of another company without prior, written authorization from the Board of Directors of ZCI based upon a determination that such officer or board service would be consistent with the interests of ZCI and its clients. If officer or board service is authorized, you shall be isolated from investment making decisions of ZCI with respect to the company for which you are serving as an officer or director. You will also be restricted from sharing any material, nonpublic information relating to the company.

Political Contributions

ZCI or its Employees shall not make political contributions for the express purpose of obtaining or retaining advisory contracts with government entities ("pay to play"). This does not limit ZCI or an Employee from making a political contribution based on personal or political reasons.

Gifts

Gifts of nominal value (i.e. gifts whose reasonable value is no more than $100 a year), customary business meals and entertainment (i.e. sporting events) may be accepted. On occasion, Employees may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other individuals or entities that are valued in excess of $100. In order to maintain impartial relationships, acceptance of such gifts is not permitted.

If you receive any gift that might be prohibited under this Policy, immediately inform the Compliance Officer. Employees may not personally (i.e. this restriction does not apply to ZCI as a company) give gifts with an aggregate value in excess of $100 per year to persons associated with securities or financial organizations, including exchanges, other investment advisers, news media, clients, or other individuals/entities with which ZCI does business.

PERSONAL SECURITIES TRADING

Zevenbergen Capital encourages Employees to invest their retirement and/or other accounts as appropriate for their individual circumstances and within the standards set forth in this Policy.

Disclosure of Brokerage Accounts

Employees shall disclose all investments in which they, or an Associated Person has a beneficial interest (including, but not limited to, private placements, non-public securities, warrants, venture capital, derivatives, paper stock and bonds) within 10 days of employment. Additionally, all Employees must notify the Compliance Officer in writing immediately when you or an Associated Person open a brokerage account or receive securities (through gifting or other means).

Losses

ZCI will not bear any responsibility for losses resulting in personal investments.

High-Risk Trading Activities

Certain trading activities conducted by an Employee may be high-risk, not only because of the nature of the securities transactions themselves, but also because of the potential that the action necessary to close out the transaction(s) may become prohibited. Examples of such transactions include short sales of common stock and trading in derivative instruments such as option contracts to purchase ("call") or sell ("put") securities at certain

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predetermined prices. You should understand that sales and trading in derivative instruments involve special risks (ex. greater price volatility than the underlying security).

Commissions

Employee commissions on security transactions shall be no lower than the highest commission structure negotiated by ZCI on behalf of clients. The Compliance Officer must approve any exceptions.

Prohibited Transactions

Employees are prohibited from the following transactions:

- Acquiring any equity or equity-related securities in an Initial Public Offering (IPO). This represents a clear potential for conflict between the interests of the Employee and clients. Opportunities to invest in IPOs should be reserved solely for clients. IPO shares may be purchased once they are available on the open market (usually the next business day), assuming all other employee-trading guidelines have been met.

- Profiting in the purchase and sale, or sale and purchase of securities within (60) sixty calendar days of the transaction. Any profits realized on short-term trades are required to be disgorged.

- Buying or selling securities for an Employee account ahead of client trades in order to receive a better price (front-running);

- Purchasing securities already held, by an Employee or Associated Person, for a client to protect or improve the securities value in an Employee or Associated Person's account (could be used to avoid a personal margin call);

- Taking an investment opportunity from a client for the Employee's own account;

- Transactions designed to profit by market effect of the firm's advice to its clients;

-    Transactions intended to impact the price of any security;

-    Transactions intended to create a false appearance of trading; and

- Using advance knowledge of securities being considered for client accounts for personal benefit.

Private Placements (to include venture capital)

ZCI currently invests solely in securities of public companies for clients. However, ZCI and its Employees may invest in private placement securities (i.e. securities that are not registered under the Securities Act of 1933 and are issued by a private company), including venture capital subject to the prior written approval. For Employees wishing to acquire securities in a private placement, a copy of the proposed investment's private placement memorandum or other investment description must be provided along with a private placement and private offering approval form, to the Compliance Officer. Taking into account potential conflicts of interest, the Compliance Officer and a Portfolio Manager will review the private placement, considering, among other factors, whether the opportunity being offered is a reward for past business, offered to influence future business, or otherwise related to the Employee's position with ZCI.

The issue will also be reviewed to determine if any of ZCI's clients currently own the security. If a client currently owns a private placement security that ZCI or an Employee is reviewing for purchase, ZCI or the Employee may not purchase the security unless; 1) it is determined that the opportunity to invest in the private placement is not being offered because of a client's ownership of securities of the same issuer, or 2) ZCI discloses to the client(s) that ZCI or an Employee has the opportunity to invest in private placement securities of the same issuer and the client(s) provide their written consent prior to any transaction.

ZCI or its Employees shall not purchase any private placement securities of an issuer if the investment opportunity is conditioned upon, or related to; 1) ZCI directing brokerage business from clients to the private placement agent or an affiliate or, 2) ZCI making investments in, or recommending, any securities of the issuer.

A permanent record will be maintained of each review and the rationale supporting the decision made. Employees who have received written authorization to acquire a private placement, shall be responsible for informing the Compliance Officer immediately regarding any change in the status of the private placement,

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including but not limited to any liquidity event, merger or acquisition, foreclosure or the company's decision to proceed with an IPO.

Private placement securities may not be purchased or otherwise acquired once an issuer initiates the registration of its IPO. If you already hold shares in a private company that initiates the registration process for an IPO, you must notify the Compliance Officer that the registration process has begun. In such circumstances, the decision to purchase securities of the issuer for clients will be subject to an independent review by a Portfolio Manager with no personal interest in the security or issuer. Consideration will also be made as to the timing of any liquidation of the securities held by ZCI or an Employee. If a private placement security is liquidated prior to an IPO, ZCI (but not Employees) may purchase securities in the IPO for clients, provided the opportunity to invest in the private placement was not connected to the IPO purchase. If the private placement security is liquidated in the issuer's IPO pursuant to registration rights or otherwise, no IPO shares shall be purchased for clients, unless ZCI receives prior written consent from all participating clients, to sell its private placement securities in the IPO.

ZCI will not sell any private placement securities to a client. ZCI may purchase and sell, on behalf of clients, publicly-offered securities of companies that also issued private placement securities currently held by ZCI or an Employee, provided that; 1) ZCI determines that the investment is consistent with the account's investment objective, policies and restrictions, 2) no private placement securities are sold for 60 days before or after any purchases of publicly-offered securities of the same issuer for ZCI clients, and 3) ZCI discloses in its Form ADV that it may purchase, on behalf of clients, publicly offered securities of an issuer that also issued private placement securities currently held by ZCI or an Employee.

ZCI will annually review any investments in private placement securities and any decisions to purchase securities of the same issuer for clients. In analyzing these transactions, ZCI shall review the facts and circumstances of the investments, including the investments in private placement securities that were made, the percentage of issuers of private placement securities held by ZCI and/or Employees that are also purchased for clients and the timing of ZCI's purchases and sales of private placement securities and the purchases and sales of other securities of the issuer for clients.

Trades in Securities Not Held By Clients

Employees may hold securities that are not held by clients. However, by virtue of their job responsibilities (including making purchase and sale decisions and/or recommendations for clients) Portfolio Managers and Research Analysts will be held to a higher standard regarding trades in securities not held by clients. In addition to submitting a Compliance Trade Ticket, Portfolio Managers and Research Analysts must include a brief statement, provided by the Research Analyst responsible for the sector in which the security falls, stating why ZCI is not purchasing that particular security for client accounts (one copy of the statement will be kept with the trade ticket, another copy will be held in a separate file).

If a decision is made to purchase that security on behalf of clients in the future, the Portfolio Manager or Research Analyst making the decision and/or recommendation will provide an email to the Compliance Officer explaining why that security is now appropriate for clients (a Trading Associate will restrict the security in Moxy to serve as a reminder).

Exemptions

The following securities transactions are exempt from reporting requirements and the pre-clearance compliance procedures set forth below (with one reporting exception as noted below):

1. Mutual Funds not managed by ZCI - any purchase or sale of a security issued by any registered open-end investment company (mutual fund);

2. No Knowledge - securities transactions where the Employee has no knowledge of the transaction before it is completed, the Employee is neither consulted nor advised of the trade before it is executed and the Employee has no direct or indirect influence or control over the account, including
     1) discretionary trades involving investment partnerships or investment clubs, where the Employee does not provide recommendations and is neither consulted

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     nor advised of the trade before it is executed, and 2) discretionary trades involving accounts held by Associated Persons, where the Employee does not provide recommendations and is neither consulted nor advised of the trade before it is executed (Section 204-2(12)). Although these accounts are not subject to pre-clearance requirements, reporting requirements still apply and accounts will be audited for trading irregularities on a regular basis. If necessary, the Compliance Officer may impose further restrictions and safeguards on a case-by-case basis. Employees shall be required to submit an annual written statement for such account(s) certifying that they have no direct or indirect influence or control over the account in question;

3. Certain Corporate Actions - any acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, recapitalizations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

4. Systematic Investment Plans - any acquisition of a security pursuant to a systematic investment plan that has previously been approved pursuant to this Policy. A systematic investment plan is one in which a prescribed investment will be made automatically on a regular, predetermined basis without affirmative action by the Employee;

5. Options-Related Activity - any acquisition or disposition of a security in connection with an option-related securities transaction that has been previously approved pursuant to this Policy. For example, if an Employee receives approval to write a covered call, and the call is later exercised, no further approval is necessary;

6. Commodities, Futures and Options on Futures - any security transaction involving commodities, futures (including currency futures and futures on securities comprising part of a broad-based, publicly traded market based index of stocks) and options on futures;

7. Rights - any acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired in the issue;

8. Government - securities that are direct obligations of the United States Government; and

9. Other - banker's acceptances, bank certificates of deposits, commercial paper and high quality short-term (issuance less than 366 days) debt instruments including repurchase agreements, interests in variable insurance products or variable annuities and other securities as may from time to time be designated in writing on the basis that the risk of abuse is minimal or non-existent.

Compliance Procedures for Personal Securities Transactions

The following procedures shall govern personal securities transactions:

1. No Employee trades, or those of Associated Persons, will be executed for securities that have been traded for clients on that day (regardless of whether or not the Employee is trying to buy and ZCI is selling for clients or vice versa).

2. Employees shall complete a Compliance Trade Ticket ("Trade Ticket") for every security transaction in which they, or an Associated Person wish to execute a trade. Trade Tickets must be filled out with all relevant information prior to being given to the Compliance Officer.

3. The Trade Ticket will include the following information: the name of the security, the number of shares, the nature of the transaction (buy or sell), the date of the transaction, the account number, and the name of the broker/dealer or bank where the account is held.

4. A Portfolio Manager must review the ticket for approval and signature. If the Portfolio Manager determines the security is in the process of being actively bought or sold for clients, the security transaction will not be approved.

5. After securing a Portfolio Manager's approving signatures, the Compliance Officer must review the ticket for approval and signature. Trade Tickets will be given to the Compliance Officer for approval prior to 12:30 p.m. Pacific Time (and only on days that the NYSE is open). The Compliance Officer will review the trade ticket for completeness and verify that no purchases or sells have been entered for clients. Trades must be entered after 12:30 p.m. Pacific Time. For days that the NYSE closes early, trades will be entered a half-hour before market close.

6. Trade tickets MUST carry the pre-approving signature of a Portfolio Manager. However, in the absence of the Compliance Officer (or in place of the Compliance Officer if he/she is placing a trade for their own account), the Trade Ticket may carry a secondary approval signature from another Principal of ZCI or a designated employee with like responsibility. That individual will have all responsibilities of the Compliance Officer in acting on their behalf.

7. The Compliance Officer will hold trade tickets until 12:30 p.m. (or one-half hour prior to the market close on days when the NYSE closes early) and then return the ticket to the appropriate Employee for order entry.

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8.   Once the employee enters the trade, they are to initial the ticket as such, time stamp the Trade Ticket immediately following entry of the order.

9. Employees may use an email format, rather than a trade ticket, as long as all the required information is included and appropriate signatures obtained.

10. In some isolated instances, a Portfolio Manager or the Compliance Officer may refuse to authorize a securities transaction for a reason that is confidential; in those instances, an explanation is not required.

11. If, despite best efforts, an Employee trade has been entered after 12:30 p.m. and then a client trade is entered for the same security at the end of the day, the Employee trade will not be canceled unless it was an intentional violation or there was a material impact to the price of the security bought or sold for the client.

12. For employees wishing to purchase mutual fund shares for those funds where ZCI provides direct investment advisory services, trade tickets will be completed as described above, but will indicate the dollar amount of the investment rather than shares. Transactions (either purchases or sales) for these funds will be allowed ONLY on the second Friday of each month. (If the second Friday of the month is a holiday, then trades will be allowed on the next business day.) Trade tickets for these transactions do not require the approval signature of a Portfolio Manager. All other procedures will mirror those followed for other security transactions.

Record Keeping and Review Procedures

1. ZCI will maintain Employee account statements and trade confirmations containing information as required by Section 204-2(a)(12) of the Investment Advisers Act of 1940, including name of Employee, security, number of shares, nature of the transaction (purchase or sale), date trade was executed, price trade was executed at and the broker/dealer the trade was executed through.

2. Employee transactions must be recorded no later than 10 days after the end of the calendar quarter in which the transaction was executed. ZCI will be considered to have made the required record under 204-2(a)(12) if, 1) ZCI receives an account statement and/or trade confirmation within 10 days of quarter-end, and 2) the account statement contains all required information.

3. ZCI will maintain an exception ledger recording any Employee trades not in compliance with this Policy. The exception ledger will contain the name of the Employee, the security, the number of shares, the nature of the transaction (purchase or sale), date trade was executed, price trade was executed at, broker/dealer trade was executed through and the best client execution price, details surrounding the excepted transaction and details of resolution to the exception.

4. The Compliance Officer will review Employee trades on a monthly basis and a principal of ZCI will review the Compliance Officer's transactions. The President of ZCI will further review any material exceptions and a determination will be made as to whether profits should be disbursed and/or disciplinary action taken.

5. ZCI will request a quarterly attestation from every Employee that all trades have been made within the guidelines of this Policy and that the Compliance Officer has been notified of any new accounts and/or investments of the Employee and Associated Persons.

6. All Employees and Associated Persons must request that the custodians of their accounts provide Zevenbergen Capital's Compliance Officer with duplicate copies of confirmations and statements of all securities transactions in a timely manner.

7. Employee brokerage statements will be treated with strict confidentiality, but statements may be made available to the following upon request; ZCI's Principals, Board of Directors, Corporate Counsel, and the Securities and Exchange Commission or as otherwise required by law.

Sanctions for Personal Trading Violations

If it is determined that a material, intentional violation of this Policy has occurred, the President of ZCI will be notified immediately and appropriate sanctions will be imposed which may include disbursement of profits, censure, suspension or termination of employment, depending on the severity and circumstances. If the trade did not cause an adverse effect for a client of ZCI, but was an intentional violation of this Policy, ZCI need not provide a warning and may terminate the Employee without notice. If the trade is of criminal nature, the appropriate regulatory authorities will be notified.

Disbursement of Profits

In situations where non-compliant trades occur, the following will apply:

     - Tax-Exempt Loss on Non-Compliant Trade: No further action is necessary.

     - Tax-Exempt Profit on Non-Compliant Trade: Employee will pay to Zevenbergen Capital the amount of the profit (from a source other than the tax-exempt account).

     - Taxable Loss on Non-Compliant Trade: Employee will pay to Zevenbergen Capital the amount of taxable benefit realized.

     - Taxable Profit on Non-Compliant Trade: Employee will pay to Zevenbergen Capital for amount of the profit.

Any payments Zevenbergen Capital receives as disbursement of profits on noncompliant trades will be clearly identified and segregated for accounting purposes. The proceeds will be used for charitable donations but Zevenbergen Capital will not receive any taxable benefit for those donations.

INSIDER TRADING

No Employee of Zevenbergen Capital may trade a security, either personally or on behalf of others, while in possession of material, nonpublic information related to that security ("insider trading"); nor may Employees communicate material, nonpublic information to others. This policy applies to transactions and information within and outside of an Employee's duties at ZCI.

Material Information

Trading on inside information alone is not a basis for liability unless the information is material. Information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Generally, this is information that if disclosed, will have a substantial effect on the price of a company's securities. Unfortunately, there is no simple test to determine whether information is material. For this reason you should direct any questions about whether information is material to the Compliance Officer. The mere fact that an individual traded on the basis of information may contribute to the conclusion that the information was material. If there is any question, always err on the side of assuming information is material.

The following list, while not exhaustive, are items that might be considered material: dividend changes, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, the acquisition or loss of a contract, a change in control or significant change in management, a call of securities for redemption, the purchase or sale of a significant asset, a change in capital investment plans, labor disputes, stock buy-backs and/or a tender offer for another company's securities. Note that material information may be information about either adverse or positive developments or conditions, and it may even relate to possible future events.

Public Information

Information is "public" when it has been dispersed broadly to investors in the marketplace. Tangible evidence of such disbursement is the best indication that the information is public. For example, information is public after it has become generally available through a public filing with the SEC (or other governmental agency), the Dow Jones "tape", the Wall Street Journal or other publications of general circulation.

Information is considered "nonpublic" until it has been effectively communicated to the market place. An individual must be able to point to some fact to show that the information is generally public. In general, you may assume that information in reports filed with the SEC or research reports issued by a brokerage firm is public. If, however, it comes to your attention that there is particularly significant information included in the filing or report that has not otherwise been disclosed to the public, then you should not make purchases, sales or recommendations on the basis of that information. Once information has become public, insiders and those with inside information must wait to trade until the market has absorbed the information; the waiting period is at least twenty-four hours, and in some situations longer.

Tender offers (a broad solicitation by a company or a third party to purchase a substantial percentage of a target company's shares) raise concerns related to insider trading for two reasons. First, tender offer trading often results in extraordinary volatility in the price of the target company's securities. Trading during this time is more likely to attract regulatory attention. Second, the SEC has adopted a rule that expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer. Employees and Associated Persons should exercise extra caution any time they become aware of material nonpublic information relating to a tender offer.

Any knowledge, or potential knowledge, of material non-public information is a serious issue and should be immediately reported to the Compliance Officer. Once a determination has been made that information is material and nonpublic, no transactions should be made, or recommended, on behalf of yourself or an Associated Person in the security about which this information is known. Do not communicate the information to anyone (other than to ZCI's Compliance Officer, President or Attorney), inside or outside of ZCI. Furthermore, access to any sources containing material nonpublic information will be restricted (i.e. lock files, restrict computer access).

If the information is determined to be material and nonpublic, a decision will be made either to place the security on a restricted list (thereby prohibiting its purchase and sale by ZCI and any Employees or Associated Persons) or to prevent the flow of such information to any other persons within ZCI to allow Portfolio Managers to remain uncompromised.

Sanctions for Insider Trading Violations

Criminal sanctions for trading on material, nonpublic information may by current law, include a fine of up to $1,000,000 and/or ten years imprisonment. The Securities and Exchange Commission can recover profits gained or losses avoided through insider trading at up to three times the illicit windfall or $1,000,000, whichever is greater. The SEC may also issue an order permanently barring the Employee from the securities industry. Additionally, any individual or entity that traded on the other side of the market at the same time could sue the Employee and/or ZCI. Insider trading will also result in immediate dismissal of the Employee(s) involved.

ZEVENBERGEN CAPITAL BOARD OF DIRECTORS - REVIEW

At least annually, the Compliance Officer shall provide a report to ZCI's Board of Directors summarizing this Policy and any procedural changes made in the last year. A report of any material violation that occurred during the past year that resulted in a disciplinary action will also be included with the name of the securities involved, the date of the violation, the date the investigation began, the accounts/Employees involved, actions taken as a result of the investigations, and any recommendations for further action.

CERTIFICATION OF COMPLIANCE WITH THIS POLICY

ZCI shall give a copy of this Policy to all Employees upon employment and annually thereafter. A copy of this Policy shall also be provided whenever a policy change occurs. All Employees shall certify at that time that they have read, understood and will comply with the Policy. In addition, each Employee will certify quarterly that they have complied with all requirements of the Policy and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Policy. All Employees must verify the trading for their own personal accounts and the accounts of Associated Persons. If an Employee or Associated Persons does not have a brokerage account, you must certify that.

                       ZEVENBERGEN CAPITAL INVESTMENTS LLC
               EMPLOYEE CODE OF ETHICS AND PERSONAL TRADING POLICY
                                 ACKNOWLEDGEMENT

I have read and understand Zevenbergen Capital Investments LLC's Employee Code of Ethics and Personal Trading Policy dated February 2004. I certify that I will comply with this Policy. I understand that any violation of this Policy may lead to sanctions, including dismissal, personal liability and criminal penalties.

Name (Printed):___________________________Date:_________________________________

Signature:______________________________________________________________________